Exhibit 8.1

Main Subsidiaries of Quebecor Media Inc.

Name of Subsidiary	Jurisdiction of Incorporation or Organization	Equity Interest/Voting Interest
Videotron Ltd. / Vidéotron ltée	Québec	100% / 100%

Videotron G.P.	Québec	100% / 100%

Le SuperClub Vidéotron ltée	Québec	100% / 100%

Sun Media Corporation / Corporation Sun Media	British Columbia	100% / 100%

Imprimerie Quebecor Media Inc.	Canada	100% / 100%

Groupe TVA Inc. / TVA Group Inc.	Québec	68.37% / 99.97%

TVA Publications Inc.	Canada	100% / 100%(1)

Groupe Archambault Inc. / Archambault Group Inc.	Canada	100% / 100%

Les Éditions CEC inc.	Québec	100% / 100%

Groupe Sogides Inc.	Canada	100% / 100%

Event Management Gestev inc.	Canada	100% / 100%

Québecor Sports et divertissement inc.	Canada	100% / 100%

Les Publications Charron & Cie inc.	Canada	100% / 100%(1)

Montréal Studios et Équipements s.e.n.c.	Québec	100% / 100%(1)

(1)	TVA Publications Inc., Les Publications Charron & Cie inc. and Montréal Studios and Équipements s.e.n.c. are wholly-owned subsidiaries of TVA Group Inc.